For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or Dave Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WidePoint Corporation Reports Solid Year-over-Year Revenue Growth and
Margin Expansion in First Quarter of 2010

Q1 2010 Revenues Increase 10.1% Driven by Mobile Telecom Managed Services and Consulting Services;
Gross Margin Improves 250 basis points to 22.6%; Operating Margin Improves 40 basis points;
 and Net Income for Q1 2010 Up Over 86% vs. Prior Year

WASHINGTON, May 17, 2010 /PRNewswire-FirstCall/ — WidePoint Corporation (NYSE Amex: WYY), a specialist in wireless mobility management and cybersecurity solutions, today announced financial results for the three months ending March 31, 2010.

First Quarter 2010 Highlights
•	Net revenue for the quarter ended March 31, 2010 increased 10.1% to $11.2 million from $10.1 million in last year's comparable period.
•	Growth was driven by a 9% year-over-year increase in Wireless Mobility Management segment revenue and a 19% increase in Consulting Services segment revenue.
•	Gross profit increased 25% to approximately $2.6 million (22.6% gross margin), compared to $2.0 million (20.2% gross margin).
•	Operating income was approximately $299,000, a 28% increase, compared to operating income of approximately $234,000 in last year's comparable period.
•	Net income increased 85% to approximately $239,000, compared to net income of approximately $129,000, in last year's comparable period.

Corporate Activities
•
In January 2010, WidePoint, through its wholly owned subsidiary, Advanced Response Concepts Corporation, consummated the acquisition of the assets and relationships of VUANCE, Inc.’s Government Solutions Division, which focuses on security solutions for locating, credentialing, and managing critical personnel and “first responders” in emergency management situations.

Steve Komar, CEO, WidePoint commented, “This quarter’s performance represents a solid start to the year as we grew revenue in all business segments and expanded our margins in the first quarter of 2010 over the first quarter of 2009. Our Wireless Mobility Management segment continues to gain traction within the federal government, and we are increasing our presence in state and local government entities as well, due to our proven ability to manage mobile phone assets to optimize environments while substantially reducing expenses. In addition, our Consulting Services segment benefited from a greater mix of higher-margin direct consulting services. While our CyberSecurity Solutions business posted nominal growth in Q1 2010, we expect this segment’s revenue to increase and accelerate as federal agencies and state and local jurisdictions strengthen their requirements for identity management and deploy technologies to secure their information technology infrastructure. ”

First Quarter Financial Results

Net revenue for the three months ended March 31, 2010 increased approximately $1.0 million, or 10.1%, to $11.2 million from $10.1 million in last year’s comparable period. This was primarily due to annual growth in the Wireless Mobility Management and Consulting Services segments, which increased 9% and 19%, respectively. CyberSecurity Solutions also increased modestly in the first quarter.

Gross profit for the quarter increased 25% to approximately $2.6 million, representing 22.6% gross margin, compared to $2.0 million (20.2% gross margin) last year. Total operating expenses increased 23.0% to $2.2 million for the quarter ended March 31, 2010 compared to $1.8 million for the year-ago period. Operating expenses as a percentage of sales increased approximately 200 basis points to 19.9% from 17.8% in the year-ago period, due to increases in both sales and marketing and in general and administrative expenses. Sales and marketing expenses increased with the addition of several new hires, tools, and service infrastructure improvements in the first quarter of 2010. The increase in general and administrative expenses was primarily attributable to costs associated with the newly acquired “frequent responder” security business, as were a non-recurring increase in legal expenses associated with that acquisition during the first quarter.

WidePoint reported operating income of approximately $299,000 in the first quarter, up approximately 27.7% from approximately $234,000 in the first quarter last year. Net income was approximately $239,000, or $0.004 per fully diluted share, up approximately 85.6% compared to net income of approximately $129,000, or $0.002 per fully diluted share, in the year-ago period.

WidePoint CFO Jim McCubbin added, “During the first quarter, which is traditionally our slowest quarter, we grew revenue by 10.1%, primarily in our Wireless Mobility Management and Consulting Services segments as we executed new contract awards and renewals and expanded work from our current customer base materially during the month of March.  Gross profit, for the quarter, increased by 23.5% year-over-year, primarily from higher-margins associated with improved economies of scale in our Wireless Mobility Management and CyberSecurity/PKI segments and a from a greater mix of higher-margin direct consulting services compared to lower margin software reselling in our consulting services segment. This led to improved operating and net margins, despite the higher cost of revenue and increased operating expenses, demonstrating the leverage in our operating model.”

Mr. McCubbin concluded, “We continue to expect to continue to grow our top-line and expand our profitability in 2010.  For 2010, management expects to:

•	Increase consolidated revenues by 20-30%
•	Continue to expand gross margins and operating margins. Management has targeted gross margins in the range of 22-26% and operating margins in the range of 6-8%
•	Maintain or decrease selling, general and administrative costs as a percent of total revenue
•	Accelerate the growth rate of net income.”

Conference Call Information

A conference call and live webcast will take place at 4:30 p.m. Eastern Time, on  Monday, May 17, 2010. Anyone interested in participating should call 1-877-941-2069 if calling within the United States or 1-480-629-9713 if calling internationally. There will be a playback available until May 24, 2010. To listen to the playback, please call 1-800-406-7325 if calling within the United States or 1-303-590-3030 if calling internationally. Please use pin number 4293918 for the replay.

The call will also be accompanied live by webcast over the Internet and accessible at http://viavid.net/dce.aspx?sid=000074C6.

About WidePoint

WidePoint is a specialist in providing wireless mobility management and cybersecurity solutions utilizing its advanced information technology products and services. WidePoint has several wholly owned subsidiaries holding major government and commercial contracts including, Operational Research Consultants, Inc., iSYS, LLC, Protexx, Advanced Response Concepts, Inc., and WidePoint IL. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

-tables follow-

WIDEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet
	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,349,382	$6,238,788
Accounts receivable, net of allowance of $52,650 and $52,650, respectively	6,775,176	7,055,525
Unbilled accounts receivable	1,774,440	1,334,455
Prepaid expenses and other assets	376,184	359,563
Total current assets	12,275,182	14,988,331
Property and equipment, net	520,412	538,811
Goodwill	10,399,737	9,770,647
Other Intangibles, net	1,574,282	1,381,580
Other assets	64,890	75,718
Total assets	$24,834,503	$26,755,087

Liabilities and stockholders’ equity
Current liabilities:
Short term note payable	$55,117	$102,074
Accounts payable	4,797,985	7,120,168
Accrued expenses	2,412,789	2,304,995
Deferred revenue	650,365	768,504
Short-term portion of long-term debt	529,799	520,855
Short-term portion of deferred rent	45,992	54,497
Short-term portion of capital lease obligation	95,155	112,576
Total current liabilities	8,587,202	10,983,669
Deferred income tax liability	353,004	313,782
Long-term debt, net of current portion	469,273	604,048
Fair Value of Earnout Reserve	300,000	—
Deferred rent, net of current portion	21,760	7,312
Capital lease obligation, net of current portion	56,142	67,632
Total liabilities	$9,787,381	$11,976,443

Stockholders’ equity:
Common stock, $0.001 par value; 110,000,000 shares authorized; 61,375,333 and 61,375,333 shares issued and outstanding, respectively	61,375	61,375
Stock warrants	24,375	24,375
Additional paid-in capital	67,903,574	67,894,394
Accumulated deficit	(52,942,202)	(53,181,500)
Total stockholders’ equity	15,047,122	14,778,644
Total liabilities and stockholders’ equity	$24,834,503	$26,755,087

WIDEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Statement of Operations

	Three Months
	Ended March 31,
	2010	2009
	(unaudited)
Revenues, net	$11,163,056	$10,135,382
Cost of sales (including amortization and depreciation of $226,285 and $243,136, respectively)	8,639,221	8,092,280

Gross profit	2,523,835	2,043,102

Sales and marketing	343,007	229,466
General and administrative (including share-based compensation expense of $29,180 and $30,730, respectively)	1,831,811	1,536,271
Depreciation expense	49,734	43,007

Income from operations	299,283	234,358

Interest income	6,614	14,088
Interest expense	(27,377)	(80,299)

Net income before income tax expense	278,520	168,147
Deferred income tax expense	39,222	39,222

Net income	$239,298	$128,925

Basic earnings (loss) per share	$0.003	$0.002
Basic weighted average shares outstanding	61,375,333	58,294,514
Diluted earnings (loss) per share	$0.004	$0.002
Diluted weighted average shares outstanding	62,974,353	59,302,205

WIDEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Cash flows from operating activities:
Net income	$239,298	$128,925
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	39,222	39,222
Depreciation expense	72,978	57,258
Amortization	203,041	228,885
Amortization of deferred financing costs	2,911	842
Share-based compensation expense	29,180	30,730

Changes in assets and liabilities (net of business combinations):
Accounts receivable and unbilled accounts receivable	(159,636)	208,064
Prepaid expenses and other current assets	25,379	53,033
Other assets	7,917	15,007
Accounts payable and accrued expenses	(2,633,815)	1,593,103
Deferred revenue	(118,139)	(167,730)
Net cash (used in) provided by operating activities	(2,291,664)	2,187,339

Cash flows from investing activities:
Purchase of asset/subsidiary, net of cash Acquired	(370,000)	—
Purchase of property and equipment	(10,904)	(7,726)
Software development costs	(14,324)	(11,682)
Net cash used in investing activities	(395,228)	(19,408)

Cashflows from financing activities:
Borrowings on notes payable	—	—
Principal payments on notes payable	(173,603)	(2,160,205)
Principal payments under capital lease Obligation	(28,911)	(30,158)
Proceeds from exercise of stock options	—	3,750
Costs related to renewal fee for line of credit	—	(12,000)
Net cash used in financing activities	(202,514)	(2,198,613)

Net decrease in cash and cash equivalents	(2,889,406)	(30,682)

Cash and cash equivalents, beginning of period	6,238,788	4,375,426
Cash and cash equivalents, end of period	$3,349,382	$4,344,744

Supplemental cash flow information:
Cash paid for interest	$25,281	$228,416